UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT


                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): February 21, 2001




                            STONE ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)


--------------------------------------------------------------------------------
          Delaware                        1-12074                 72-1235413
 (State or other jurisdiction         (Commission File        (I.R.S. employer
of incorporation or organization)         Number)            identification no.)
--------------------------------------------------------------------------------

     625 E. Kaliste Saloom Road
        Lafayette, Louisiana                                 70508
(Address of principal executive offices)                   (Zip code)


       Registrant's telephone number, including area code: (337) 237-0410

Item 5.           OTHER EVENTS

     Stone Energy Corporation reported the results of recently completed independent engineering reports of its estimated proved oil and gas reserves dated as of December 31, 2000. Effective February 1, 2001, Basin Exploration, Inc. merged with Stone Energy. Accordingly, the table below sets forth summary proved reserve information at December 31, 2000 and 1999 for Stone Energy and for Stone Energy on a pro forma basis to reflect the addition of the Basin reserves. The oil and gas prices used in the preparation of the reports for both years were based upon the rules and regulations of the Securities and Exchange Commission (the "SEC").


                                               December 31, 2000      December 31, 1999
                                               ------------------     -----------------
                                               Stone    Pro Forma     Stone   Pro Forma
                                               -----    ---------     -----   ---------
Total estimated proved reserves in
  equivalent cubic feet of gas (Bcfe)  (1)     400.2      600.3       387.4      596.9

Estimated proved oil reserves (MMBbls)          21.3       33.6        22.6       35.2

Estimated proved gas reserves (Bcf)  (1)       272.2      398.5       251.6      385.7

Present value of estimated future           $2,029.4   $2,941.8      $561.3     $830.6
  pre-tax net cash flows @ 10%
  annual discount ($MM)

Future capital expenditures ($MM)             $159.3     $249.6      $135.1     $209.9

Average oil price at end of period ($/Bbl)    $28.01     $27.30      $25.07     $24.83

Average gas price at end of period ($/Mcf)    $10.13      $9.97       $2.47      $2.42


(1) Excludes 4 Bcf and 6.7 Bcf of gas at December 31, 2000 and 1999, respectively, dedicated to a production payment.

     At December 31, 2000, 89% of Stone's estimated proved reserves on a pro forma basis were located in the Gulf Coast Basin and 11% were located in the Rocky Mountains. At year-end 1999, the pro forma estimated proved reserves were split 87% in the Gulf Coast Basin and 13% in the Rocky Mountains.

     The increase in Stone's estimated proved reserves during 2000 was primarily attributable to drilling results and acquisitions made during the year. With the exception of the 1999 pro forma data, the reserve estimates above were prepared by independent petroleum consultants in accordance with the guidelines established by the SEC. The adherence to these guidelines limits the booking of proved reserves on certain successfully drilled wells to the extent of the base of known productive sands. Actual limits of the productive sands will ultimately be determined through production or additional drilling.

     Prior to 2000, Basin's reserve report had been prepared by Basin and audited by independent petroleum engineers. Stone contracted the services of Ryder Scott to prepare an independent engineered report of Basin's proved reserves at December 31, 2000. The Ryder Scott year-end 2000 estimated proved reserves for Basin included a downward revision of approximately 32 Bcfe and a difference of 9.4 Bcfe when compared to the published year-end 1999 proved reserve estimates. Those revisions are reflected in the pro forma reserve tables above. The Ryder Scott 2000 estimated proved reserves were comparable to the proved reserve estimates used by Stone in its pro forma business model after evaluating Basin's prospects and reserves.

     Stone's production during 2000 once again set new records for an annual period totaling 3.3 million barrels of oil and 46.5 billion cubic feet of gas or a total of approximately 66.5 billion cubic feet of gas equivalent, an overall increase of approximately 13% from 1999. On a pro forma basis, production for 2000 totaled 98.9 billion cubic feet of gas equivalent or approximately 8% higher than pro forma 1999 production and was split 96% from the Gulf Coast Basin and 4% from the Rocky Mountains. Based on the independently engineered estimates of proved reserves, Stone's reserve replacement ratio for 2000 was 119% and was 103% after integrating the Basin results which includes the downwardly revised proved reserve estimates.

     During 2000, Stone successfully drilled 22 out of 32 gross wells. Including Basin's drilling results for 2000, the combined company was successful on 57 out of 74 gross wells during the year for a pro forma drilling success rate of 77%.

2001 OUTLOOK

     In connection with the merger, Basin stockholders received 0.3974 of a share of Stone common stock for each share of Basin common stock. As a result, Stone issued approximately 7.4 million shares of common stock in the transaction. In addition, Stone assumed, and subsequently retired with cash on hand, $48 million in Basin bank debt. Stone expects to record non-recurring merger expenses of approximately $27 million in the first quarter of 2001.

     The merger increased Stone's daily production, reserves and prospect inventory by approximately 50% and increased its Gulf Coast Basin property base from 21 to 45 producing properties. As a result, Stone expects to implement a significantly expanded capital expenditures program during 2001. With an estimated capital expenditures budget of approximately $253 million, Stone expects to drill 77 gross wells during 2001, 43 in the onshore coastal marsh and offshore shelf regions of the Gulf Coast Basin and 34 in the recently integrated Rocky Mountain properties. Currently, 90% of the total capital expenditures budget is allocated to Gulf Coast Basin operations with the remaining 10% allocated to the Rocky Mountains. Stone estimates that approximately 65% of the total estimated drilling costs during 2001 will be dedicated to exploratory targets with 35% allocated to the development of existing reserves. The 2001 capital expenditures budget excludes acquisition costs. However, Stone continues to evaluate opportunities that fit its specific acquisition profile.

     Based on Stone's commodity price and production projections, we expect to finance the 2001 capital expenditures budget with cash flow from operations. As previously announced, Stone's production goal for 2001 is to increase production 15% over 2000's pro forma production of 98.9 Bcfe.

     To reduce the risk of significant declines in the prices of oil and gas, Stone purchased put options on a portion of its production volumes. The put options establish a floor on hedged production while allowing full participation in any increases in commodity prices. The following table summarizes Stone's current hedge positions:

                         Gas Puts                                  Oil Puts
         ---------------------------------------      -----------------------------------
         MMbtu/d (1)     Floor          Cost          Bbls/d      Floor          Cost
         -----------     -----      ------------      -------     -----      ------------
  2001     80,000        $3.50      $1.3 million       3,500      $25.00     $1.8 million

  2002     60,000         3.50       5.2 million       3,500       24.00      3.2 million



                                     Gas Swaps (2)
                             --------------------------
                              MMbtu/d            Price
                             ---------          -------
          2001                 20,000            $2.33
          2002                 10,000             2.15
          2003                 10,000             2.15


    (1) Gas put volumes for 2001 relate to production  from  April-December 2001
    (2) Contracts  that were assumed by Stone in  connection  with the merger


     Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploitation and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains.

     For  additional  information,  contact  James H.  Prince,  Chief  Financial
Officer   at    337-237-0410-phone,    337-237-0426-fax   or   via   e-mail   at
princejh@stoneenergy.com.

     Certain statements in this press release are forward-looking and are based upon the Company's current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that the Company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company's actual results and plans could differ materially from those expressed in the forward-looking statements.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                            STONE ENERGY CORPORATION



Date: February 22, 2001                     By:  /s/ James H. Prince
                                                 -------------------
                                                     James H. Prince
                                                Chief Financial Officer